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                                                                    EXHIBIT 5.1



                   [SHUMAKER, LOOP & KENDRICK LETTERHEAD]



                               December 23, 1996


Danka Business Systems PLC
11201 Danka Circle North
St. Petersburg, Florida 33716

Attention:  Daniel M. Doyle
            Chief Executive

                          Re: Registration Statement on Form S-8 for the Danka Business Systems PLC Share Option Plans

Dear Sirs:

                 We have acted as counsel to Danka Business Systems PLC (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 19,500,000 Ordinary shares of the Company, 1.25p each (the "Shares") issuable to eligible employees and directors of the Company upon the exercise of stock options to be granted under the Company's 1996 Share Option Plan and 1996 Non-Employee Directors Share Option Plan (the "Plans").

                 In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

                 Based upon the foregoing, it is our opinion that the Shares will, when issued and sold pursuant to valid exercises of options granted under either of the Plans, be legally and validly issued, fully paid and nonassessable.

                 The undersigned hereby consents to the filing this opinion as
Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                     /s/  SHUMAKER, LOOP & KENDRICK